Exhibit 10.4

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”), dated as of the date executed below, is entered into by and between Luther Burbank Corporation, a California corporation (the “Company”), and Liana Prieto (“Executive”). This Agreement amends and restates the employment agreement entered into previously between the Company and the Executive, which was effective on August 1, 2016. As of the first day of the Term (as defined below), the Agreement supersedes the prior agreement in all respects and such prior agreement is hereby rendered null and void.
INTRODUCTION
The Company and its operating subsidiaries (“Affiliates”) are engaged in the business of banking. The Company desires to employ the Executive, and Executive desires to be employed, under the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
I. EMPLOYMENT; TERM; DUTIES

1.1
Employment. Upon the terms and conditions set forth herein, the Company employs Executive, and Executive accepts employment, as the Company’s General Counsel and Corporate Secretary. During the Term, Executive will also serve without additional compensation as the General Counsel and Corporate Secretary of the Affiliates. Executive will report directly to the Company’s President and Chief Executive Officer.

1.2
Term; At-Will Employment. Subject to Article IV below, Executive’s employment will be for an initial term of three (3) years commencing on January 2, 2019 (“Effective Date”), with one (1) year automatic extensions unless terminated in writing by either party sixty (60) days in advance of the end of the initial term or any one (1) year extension period (“Term”). Notwithstanding anything to the contrary which may be contained in this Agreement, Executive’s employment hereunder is at will, which means that the Company or Executive may terminate Executive’s employment at any time, with or without Cause or Good Reason, or for no reason at all.

1.3
Duties. During the Term, Executive will perform such executive duties for the Company and/or its Affiliates, consistent with Executive’s position, as may reasonably be assigned to Executive from time to time. Executive will reasonably devote Executive’s productive business time, attention and energies to the performance of Executive’s duties under the Agreement. Executive will use Executive’s best efforts to advance the interests and business of the Company and its Affiliates. Executive will abide by all rules, regulations, and policies of the Company, as may be in effect from time to time. Notwithstanding the foregoing, Executive may act for Executive’s own account in passive-type investments where the time allocated for those activities does not interfere with or create a conflict of interest with the discharge of Executive’s duties for the Company.

1.4
Exclusive Agreement. Executive represents and warrants to the Company that there are no agreements or arrangements, whether written or oral, in effect which would prevent Executive from rendering Executive’s exclusive services to the Company during the Term. Executive commits to providing exclusive employment services to the Company and will accept no other employment.

II. COMPENSATION

2.1
Compensation. For all services rendered by Executive and all covenants and conditions undertaken by Executive pursuant to the Agreement, the Company will pay, and Executive will accept, as full compensation, the amounts set forth in this Article II.

2.2
Base Salary. The base salary will be paid at an annual rate of three hundred ninety three thousand seven hundred fifty dollars ($393,750), payable by the Company in accordance with the Company’s normal payroll process. Executive’s Base Salary will be adjusted solely at the discretion of the Compensation Committee of the Board (the “Compensation Committee”).

2.3
Annual Target Bonus. Executive is eligible for an annual performance bonus with a target payout of seventy-five percent (75%) of Executive’s Base Salary (the “Target Bonus”) based on specific performance criteria set by the Compensation Committee. The Target Bonus will be payable no later than March 15th of the year following the year to which it relates and Executive will not have earned or have any rights to such Target Bonus unless Executive remains employed by the Company on the last day of the year to which the Target Bonus relates and the Compensation Committee has certified that all required performance standards have been met.

2.4	Equity Grants. Executive is eligible for annual grants of equity and equity-based awards under the Luther Burbank Corporation Omnibus Equity and Incentive Compensation Plan (the “Omnibus Plan”).

2.5	Reserved.

2.6
Deductions. The Company will deduct from the compensation described in the Agreement any federal, state or local withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or local laws, rules or regulations.

2.7
Clawback Provisions. Notwithstanding any other provision in the Agreement to the contrary, any bonus, award under the Omnibus Plan or any other compensation paid to the Executive pursuant to the Agreement or any other agreement or arrangement with the Company is subject to recovery under any law, government regulation, stock exchange listing requirement or policy adopted by the Board (or a committee thereof), and will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or policy. The Board (or a committee thereof) will make any determination for clawback or recovery in its reasonable discretion and in accordance with any applicable law, regulation stock exchange listing requirement or policy.

III. BENEFITS; EXPENSES

3.1
Benefits. During the Term, Executive will be entitled to participate in such group life, health, accident, disability or hospitalization insurance plans, pension plans and retirement plans as the Company may make available to its other similarly situated executive employees as a group, subject to the terms and conditions of any such plans. Executive’s participation in all such plans will be at a level, and on terms and conditions, that are commensurate with Executive’s position and responsibilities at the Company. The Company will communicate the material terms of all benefit plans and programs in compliance with applicable law.

3.2
Expenses. The Company agrees that Executive is authorized to incur reasonable and appropriate expenses in the performance of Executive’s duties and in promoting the business of the Company. The Company will make reasonable efforts to reimburse Executive within thirty (30) days of receipt of properly remitted expenses but a delay in reimbursement will not be considered a breach of the Agreement.

3.3	Vacation. Each year, Executive will annually accrue thirty (30) days of vacation plus predetermined holidays pursuant to Company policy.

3.4	Company Policies. The Company will timely provide Executive all Company policies applicable to Executive.

3.5	Reserved.
IV. TERMINATION

4.1	Termination. Executive’s employment will terminate at the end of the Term or earlier as provided in this Article.

4.2
Death; Total Disability. Executive’s employment will automatically terminate upon Executive’s death. Executive’s employment will terminate upon Executive becoming “Totally Disabled.” Executive will be considered “Totally Disabled” if Executive has been physically or mentally incapacitated so as to render Executive incapable of performing the essential functions of any substantial gainful activity that is expected to result in death or to last for a continuous period of at least 12 months. Executive’s receipt of disability benefits under the Company’s long-term disability plan or receipt of Social Security disability benefits will be deemed conclusive evidence of Total Disability for purposes of this Agreement.

4.3
Termination for Cause by the Company. The Company may terminate Executive’s employment for “Cause” at any time after providing a notice of termination for Cause to Executive. For purposes of this Agreement, Cause means (i) engaging in conduct which is demonstrably and materially injurious to the Company or any Affiliate, or that materially harms the reputation, good will, or business of the Company or any Affiliate; (ii) being convicted of, or entering a plea of guilty or nolo contedere (or similar plea), to a criminal offense involving dishonesty, breach of trust, fraud, or moral turpitude; (iii) the suspension, removal or prohibition from participating in the conduct of the Company’s affairs by an order issued under the Federal Deposit Insurance Act or any comparable provision of federal or state law; (iv) having been found liable in any Securities and Exchange Commission or other civil or criminal securities law action or any cease and desist order applicable to Executive is entered (regardless of whether or not Executive admits or denies liability); (v) gross negligence, insubordination, or material violation of any duty of loyalty or other fiduciary duty to the Company or any other material misconduct on Executive’s part; (vi) the willful refusal or negligent failure to perform assigned duties; (vii) having used or disclosed, without authorization, confidential or proprietary information of the Company and its Affiliates; (viii) having breached any written agreement with the Company not to disclose any information pertaining to the Company or its Affiliates or their customers, suppliers and businesses; (ix) having breached any agreement relating to non-solicitation, non-competition, or the ownership or protection of the intellectual property of the Company or its Affiliates; (x) having materially breached any applicable federal, state or local laws or regulations governing Executive’s duties with the Company or any of the Company’s material policies applicable to Executive, whether currently in effect or later adopted; or (xi) Executive has failed to perform or habitually neglected Executive’s duties after written notice thereof to Executive and a thirty (30) day cure period.

4.4	Termination by the Company without Cause. The Company may terminate Executive’s employment without Cause at any time upon written notice to Executive.

4.5	Voluntary Termination by Executive. Executive may terminate employment hereunder with or without Good Reason at any time upon written notice to the Company. For purposes of this Agreement,

Executive will be treated as having resigned for Good Reason if and only if Executive resigns as a result of the occurrence of one or more of the following events:

a)
a significant material detrimental change in Executive’s position or responsibilities, including a material change in duties that represents a substantial reduction in the position or responsibilities in effect immediately prior thereto; the assignment to Executive of any significant duties or responsibilities that are materially inconsistent with such position; except in connection with termination of Executive’s employment for Cause, as a result of Executive’s Total Disability or death, or by Executive other than for Good Reason;

b)	a material reduction in Executive’s Base Salary or Target Bonus other than in connection with a general reduction in wages for all senior executive employees of the Company;

c)	any material breach by the Company of its obligations to Executive under this Agreement; or,

d)
the Company requiring Executive (without Executive’s consent) to be based at any place outside of a fifty (50) mile radius of Manhattan Beach, California, except for reasonably required travel on the Company’s business.

Notwithstanding the foregoing, Executive will not be treated as having resigned for Good Reason unless Executive notifies the Company in writing of the event constituting Good Reason not more than thirty (30) days after Executive knows, or with the exercise of reasonable diligence would have known, of the occurrence of such event, the Company fails within thirty (30) days after receipt of such notice to cure such event and return Executive to the position Executive would have been in had the event not occurred, and Executive resigns after the end of such thirty (30) day cure period, but in no event more than two (2) years after the occurrence of the event; provided, however, that in no event will Executive’s failure to notify the Company of the occurrence of any event constituting Good Reason, or to resign as a result of such event, in either case within the applicable time period, be construed as consent to the occurrence of future events, whether or not similar to the initial occurrence.

4.6
Executive’s Temporary Suspension. If Executive is suspended or temporarily prohibited from participating in the Company’s affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 et seq.), the Company’s obligations under the Agreement will be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may in its discretion (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

4.7
Resignation as a Director on Termination of Employment. If Executive’s employment is terminated for any reason or for no reason, and if Executive is then a member of the Board of Directors of the Company or of any Affiliate, Executive will within two (2) days after such termination of employment resign from the Board of the Company and any Affiliate by delivering to the Company (and each Affiliate, as applicable) a letter or other written communication addressed to the Board stating that Executive is resigning from the Board effective immediately.

V. PAYMENTS DUE UPON TERMINATION

5.1
Termination by Reason of Death or Total Disability. In the event that Executive’s employment is terminated by reason of Executive’s death or Total Disability, the Company will pay the following amounts to Executive, Executive’s beneficiary or estate, as applicable (i) any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under the Agreement, any accrued vacation, and any earned but unpaid bonuses for the prior calendar year (“Accrued Compensation”); (ii) any benefits accrued through the date of termination to which Executive may be entitled pursuant to the Company’s plan, policies and arrangements, as determined and paid in accordance with the terms of such plans, policies and arrangements (“Plan Benefits”); and, (iii) a pro rata Target Bonus for the calendar year in which the Death or Total Disability occurs based on the number of days Executive was employed in such calendar year; provided, however, that such bonus will be paid at the time it would have been paid had Executive not terminated employment and will be paid only if the applicable performance conditions are met at the conclusion of the calendar year and the amount will be determined based on the actual satisfaction of the applicable performance criteria.

5.2	Termination for Cause. In the event that Executive’s employment is terminated by the Company for Cause the Company will pay to Executive Accrued Compensation and Plan Benefits.

5.3	Voluntary Termination by Executive. In the Event that Executive voluntarily terminates employment other than for Good Reason, the Company will pay to Executive Accrued Compensation and Plan Benefits.

5.4
Termination by the Company Without Cause; Termination by Executive for Good Reason. In the event that Executive’s employment is terminated by the Company for reasons other than death, Total Disability or Cause, or Executive terminates employment for Good Reason, the Company will pay the following amounts to Executive:

a)	Accrued Compensation;

b)	Plan Benefits;

c)
Subject to Executive’s execution and non-revocation of the Release (as defined below), an amount equal to Executive’s Base Salary and Target Bonus (as then in effect) for twenty four (24) months, with payments beginning on the first administratively feasible payroll date following the date the Release becomes effective, with the first payment totaling the amount of individual payments that would have been made from the termination date through the date of the payment, and subsequent payments continuing at the same time and in the same manner as the Base Salary would have been paid if Executive had remained in active employment until the end of such period. Notwithstanding the foregoing, in the event that the period for consideration of the Release and the revocation period crosses two (2) calendar years, the first administratively feasible payroll date will be deemed to be the first payroll date in the second calendar year that occurs on or after the expiration of the revocation period, regardless of the date the Release is signed. Further notwithstanding the foregoing, the Company may in its discretion change the timing of the payment of any amounts to the extent such amounts are not subject to Section 409A of the Internal Revenue Code (the “Code”).

d)
Subject to Executive’s execution and non-revocation of the Release and timely election of COBRA, the Company will pay Executive in monthly installments for twenty four (24) months an amount equal to the monthly cost of COBRA continuation coverage for the medical plan at the date of termination at the level of coverage then in effect for Executive, less the active rate for such coverage.

e)
Subject to the Executive’s execution and non-revocation of the Release, two (2) times Target Bonus fir the calendar year in which termination occurs; provided, however, that such bonus will be paid at the time it would have been paid had Executive not terminated employment and will be paid only if the applicable performance conditions are met at the conclusion of the calendar year in which the termination occurs and the amount will be determined based on the actual satisfaction of the applicable performance criteria.

f)	Subject to the Executive’s execution and non-revocation of the Release, each outstanding award under the Omnibus Plan that the Company granted to Executive will become fully vested.

g)
Each of the payments of severance (including installments) and continued medical benefits above are designated as separate payments for purposes of Code Section 409A. As a result, to the extent applicable, (i) payments that are made on or before the 15th day of the third month of the calendar year following the applicable year of termination, and (ii) any additional payments that are made on or before the last day of the second calendar year following the year of Executive’s termination and do not exceed the lesser of two times Base Salary or two times the limit under Code Section 401(a)(17) then in effect, are exempt from the requirements of Code Section 409A. Notwithstanding any provision of the Agreement to the contrary, if Executive is designated as a “specified employee” within the meaning of Code Section 409A, to the extent the payments to be made during the six month period following Executive’s “separation from service” from the Company (within the meaning of Code Section 409A) constitute “nonqualified deferred compensation” (within the meaning of Code Section 409A, a “Separation from Service”), the payments will be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, during the seventh month after the date of Executive’s Separation from Service (or such earlier date upon which such amounts can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death).

5.5
Cancellation and Refund of Termination Benefits for Subsequently Discovered Cause. Notwithstanding any provision of the Agreement to the contrary, if after and within one (1) year of Executive’s termination of employment, the Company becomes aware of facts that would have allowed the Company to terminate Executive’s employment for Cause, then without regard to any notice or cure periods, to the extent permitted by law, the Company may elect to cancel any and all payments under Section 5(c)-(f) due Executive, but not yet paid, under this Agreement.

5.6
Release. For purposes of the Agreement, Release means that specific document which the Company will present to Executive for consideration and execution after any termination of employment pursuant to Section 5.5 and Article VI, wherein if Executive agrees to such, Executive will irrevocably and unconditionally release and forever discharge the Company, its Affiliates and related parties from any and all causes of action which Executive at that time had or may have against the Company (excluding any claim for indemnity, claims under this Agreement, any claim under state workers’ compensation or unemployment laws, any claim under COBRA, or any claims that cannot be released as a matter of law). The Release will be provided to Executive as soon as practical after Executive’s termination date, but in any event in sufficient time so that Executive will have adequate time to review the Release as provided by applicable law.

VI. CERTAIN TERMINATIONS DURING A CHANGE-IN-CONTROL PERIOD

6.1
Additional Severance. Subject to reduction as may be required under the Agreement, in the event a Change-in-Control occurs and Executive terminates employment for Good Reason during a Change-in-Control Period, or the Company terminates Executive’s employment without Cause (and for reason other than death or Total Disability) during a Change-in-Control Period, the Company will, subject to Executive’s execution of the Release, pay the payments and benefits provided for in

Section 5.4 in the same form as provided therein and subject to the same terms and conditions thereunder; provided, however, that such payment shall not be conditioned on the satisfaction of the applicable performance criteria. For purposes of the Agreement, “Change-in-Control” means a change-in-control as defined under the Omnibus Plan. For purposes of the Agreement, “Change-in-Control Period” means the period commencing on the date on which a Change-in-Control occurs and ending on the first anniversary of the date on which a Change-in-Control occurs.

6.2
Golden Parachute. Notwithstanding the foregoing, if the total payments to be paid to Executive under the Agreement, along with any other payments to Executive by the Company, would result in the Executive being subject to the excise tax imposed by Section 4999 of the Code (commonly referred to as the “Golden Parachute Tax”), the Company will reduce the aggregate payments to the largest amount which can be paid to Executive without triggering the excise tax, but only if and to the extent that such reduction would result in Executive retaining larger aggregate after-tax payments. The determination of the excise tax and the aggregate after-tax payments to be received by Executive will be made by the Compensation Committee. If payments are to be reduced, the payments made latest in time will be reduced first and if payments are to be made at the same time, non-cash payments will be reduced before cash payments.

VII. NON-DISCLOSURE; RESTRICTIVE COVENANTS

7.1
Non-disclosure of Confidential Information. “Confidential Information” means any and all private proprietary information affecting or relating to the business of the Company and its Affiliates, including without limitation, financial data, customer lists and data, licensing arrangements, borrower or prospective borrower information, regardless of the form in which it is handled or maintained (including, without limitation, bank and credit card account numbers, income and credit information, and social security numbers), loan files, business strategies, pricing information, product development, intellectual, or other materials of any kind or nature (whether or not entitled to protection under applicable copyright laws, or reduced or embodied in any medium or tangible form), including without limitation, all copyrights, patents, trademarks, service marks, trade secrets, contract rights, ideas, concepts, technologies, logos, hardware, software, and as may be embodied in any and all computer programs, tapes, diskettes, or disks, mailing lists, lists of actual or prospective customers and/or suppliers, notebooks, documents, memoranda, reports, files, correspondence, charts, lists and all other written, printed or otherwise recorded material of any kind whatsoever and any other information, whether or not reduced to writing, including “know-how”, ideas, concepts, research, processes and plans. “Confidential Information” does not include information that is in the public domain, information that is generally known in the trade, or information that Executive can prove Executive acquired wholly independently of Executive’s employment with the Company. Executive will not, at any time during the Term or thereafter, directly or indirectly, disclose or furnish to any other person, form or corporation any Confidential Information, except in the course of the proper performance of Executive’s duties hereunder or as required by law (in which event Executive will give prior written notice to the Company and will cooperate with Company and Company’s counsel in complying with such legal requirements). Promptly upon the termination of Executive’s employment hereunder for any reason or whenever the Company so requests, Executive will surrender to the Company all documents, hardware, software, loan files, work papers, lists, memoranda, records and other data (including all copies) constituting or pertaining in any way to any of the Confidential Information.

7.2
Non-Competition. Executive will not, during the Term directly (i) compete with the Company; or (ii) have an interest in, be employed by, be engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any competing entity which conducts its business within the States of California, Washington or Oregon; provided, however, that notwithstanding the foregoing, Executive may make solely passive investments in any competing entity the common stock of which is “publicly held,” and of which the Executive will not own or control, directly or indirectly, in the aggregate securities which constitute more than one percent (1%) of the voting rights or equity ownership of such competing entity; or (iii) solicit or divert any business or any customer from the Company or assist any person, firm or corporation in doing so or attempting to do so; or (iv) cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or assist any person, firm or corporation in doing so or attempting to do so.

7.3	Non-Solicitation. Executive will not, for a period of two (2) years from the date of any termination or expiration of Executive’s employment hereunder, directly or indirectly:

a)
acquire any financial interest in or perform any services for Executive or any other entity in connection with a business in which Executive’s interest, duties or activities would inherently require Executive to reveal any Confidential Information; or, solicit or cause to be solicited the disclosure of, or disclose any Confidential Information for any purpose whatsoever.

b)
Solicit or cause others to solicit, directly or indirectly, any person employed by the Company (a “Current Employee”) to leave employment with the Company. The term “solicit” includes, but is not limited to the following (regardless of whether done directly or indirectly): (i) requesting that a Current Employee change employment, (ii) assisting a Current Employee in finding employment elsewhere, (iii) inquiring if a Current Employee might have an interest in employment elsewhere, or (iv) informing others of the name of status of, or other information about, a Current Employee for purposes of inducing the Current Employee to leave the Company.

7.4
Non-Disparagement. Executive agrees, other than with regard to employees in the good faith performance of Executive’s duties with the Company while employed by the Company, both during and after Executive’s employment with the Company terminates, not to knowingly disparage the Company or its officers, directors, employees or agents in any manner likely to be materially harmful to it or them or its business or their business, business reputation or personal reputation. This paragraph will not be violated by statements by the Executive which are truthful, complete and made in good faith in required response to legal process or governmental inquiry. Executive agrees that any breach of this non-disparagement provision will be deemed a material breach of this Agreement. Likewise, the Company agrees not to disparage Executive or Executive’s business or personal reputation, provided, however, that this provision will not be violated by statements by the Company which are truthful, complete, and made in good faith in required governmental disclosures or in response to legal process or governmental inquiry.

7.5
Breach of Provisions. In the event that Executive breaches any of the provisions of Article VII, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company will be entitled to immediate injunctive relief in any court, domestic or foreign, having the capability to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of Article VII. Executive acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, Executive will not use as a defense thereto that there is an adequate remedy at law.

7.6
Reasonable Restrictions. The parties acknowledge that the foregoing restriction, the duration and the territorial scope thereof, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

7.7
Cooperation in Litigation. Executive will cooperate with the Company, during Executive’s employment (and following Executive’s termination of employment for any reason for a period of two (2) years thereafter), by making Executive reasonably available to testify on behalf of the Company or any Affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to reasonably assist the Company or any such Affiliate in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, as reasonably requested; provided, however, that the same does not materially interfere with Executive’s then current professional activities. The Company will reimburse Executive for all expenses reasonably incurred by Executive in connection with Executive’s provision of testimony or assistance.

7.8
Definition. For purposes of Article VII, the term “Company” will be deemed to include (i) any successor of the Company; (ii) any subsidiary of the Company (including, without limitation, any entity in which the Company owns 50% or more of the issues and outstanding equity), and (iii) any entity that is under the control or common control of the Company (including, by way of illustration and not as a limitation, any joint venture in which the Company or one of its subsidiaries is a party.)

VIII. DISPUTE RESOLUTION; BINDING ARBITRATION

8.1
Employment Matters. This Article applies to any controversy or claim between Executive and the Company arising out of or relating to or concerning this Agreement or any aspect of Executive’s employment with the Company or the termination of that employment (together, an “Employment Matter”). This includes, but is not limited to, any and all employment-related claims or controversies, such as breach of employment agreement, breach of the covenant of good faith and fair dealing, negligent supervision or hiring, wrongful discharge in violation of public policy, unpaid wages under the state or federal wage payment laws, breach of privacy claims, intentional or negligent infliction of emotional distress claims, fraud, misrepresentation, defamation, and any claims that could be asserted under all state and federal anti-discrimination laws, including, but not limited to, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Labor Code, and the Family and Medical Leave Act. Executive specifically agrees to arbitrate all claims for discrimination under the procedure set forth in this Article and not through a court of law. This Agreement is further intended to apply to any claim Executive may have against any of the Company’s officers, directors, employees, agents, or any of its Affiliates, and to any and all past and future employment relationships Executive may have with the Company regardless of job position or title.

8.2
Negotiation. The parties will attempt in good faith to resolve through negotiation any dispute, claim, or controversy arising out of or relating to this Agreement. Either party may initiate negotiations by providing written notice to the other party. Such notice will set forth the subject of the dispute and the relief requested. The recipient of such notice will respond in writing within ten (10) days with a statement of its respective position on and recommended solution to the dispute. If the dispute is not resolved by this exchange of correspondence, the parties, and/or their representatives, will meet at a mutually agreeable time and place within twenty (20) days of the date of the initial notice in order to exchange relevant information and perspectives, and to attempt to resolve the dispute.

8.3
Mandatory Arbitration. Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive’s employment, including, but not limited to, any state or federal statutory claims, will be submitted to arbitration in the County of Los Angeles, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator will be selected from the American Arbitration Association, and will be conducted in accordance with California Code of Civil Procedure § 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that in the event that provisional injunctive relief is not available, or is not available in a timely manner, through such arbitration, then provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court will remain effective until the matter is finally determined by the Arbitrator. Either Executive or the Company may initiate the arbitration process by delivering a written request for arbitration to the other party within the time limits that would apply to the filing of a civil complaint in state or federal district court, as applicable to the claim at issue. A late request will be void. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator will issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator will be final and binding on the parties and may be enforced by any court of competent jurisdiction. The Company will be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. Executive and the Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party will be entitled to its reasonable attorneys’ fees and costs incurred in connection with resolution of the dispute in addition to any other relief granted. Notwithstanding this provision, the parties may mutually agree to mediate any dispute prior to or following submission to arbitration.

8.4
Waiver of Jury Trial. To the extent permitted by law, Executive and the Company acknowledge and agree that they are hereby waiving any rights to a trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive’s employment. Executive and the Company acknowledge that this consent and agreement to mandatory and binding arbitration is a material inducement to enter into the Agreement and that each party will continue to be bound by and to rely on this consent and agreement in their related future dealings. Executive and the Company further warrant and represent that each has reviewed this consent and agreement with legal counsel of its own choosing, or has had an opportunity to do so, and that it knowingly and voluntarily gives this consent and enters into this agreement having had the opportunity to consult with legal counsel. This consent and agreement is irrevocable, meaning that it may not be modified either orally or in writing, and this consent and agreement will apply to any subsequent amendments, renewals, supplements or modifications to the Agreement or any other agreement or document entered into between the parties in connection with the Agreement, including, but not limited to any Release. Notwithstanding the provisions of this Agreement, Executive will have the right to file for workers’ compensation and unemployment insurance benefits with the appropriate state agencies, unfair labor practice charges with the National Labor Relations Board, or an administrative charge with the Equal Employment Opportunity Commission, California Department of Fair Employment and Housing, or any similar state agency.

8.5
Jurisdiction and Choice of Forum. Executive and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of Los Angeles, California over any Employment Matter that is not otherwise arbitrated or resolved pursuant to Section 8.2. This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Executive and the Company (i) acknowledge that the forum stated in this Section has a reasonable relation to this Agreement, (ii) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section in the forum stated in this Section, including any objection on grounds of forum non conveniens or the like, (iii) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section, and (iv) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on Executive and the Company.

8.6
Governing Law. This Agreement, and all questions related to its viability, interpretation, performance and enforcement, as well as the legal relations hereby created between Executive and the Company, will be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

8.7
ERISA. Article VIII will not apply to any claims or disputes arising out of or relating to any Company plan subject to the Employee Retirement Income and Security Act (“ERISA”), which claims or disputes will be subject to ERISA.

IX. MISCELLANEOUS

9.1
Company’s Default. If Company is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under the Agreement will terminate as of the date of default, except to the extent it is determined that continuation of the Agreement is necessary for the continued operation of the Company by the Company’s then federal or state regulator.

9.2	Binding Effect. The Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, distributees, successors and assigns.

9.3
Assignment. The Company may assign the Agreement to any successor in interest to its business, or to any subsidiary of the Company, and Executive agrees to be employed by such assignee as though such assignee were originally the employer named herein. Executive acknowledges that the services to be rendered by Executive are unique and personal, and, accordingly, Executive may not assign any of Executive’s rights or delegate any of Executive’s duties or obligations under the Agreement.

9.4
Notices. Any notice provided for herein will be in writing and will be deemed to have been given or made when personally delivered or three (3) days following deposit for mailing by first class registered or certified mail, return receipt requested, or if delivered by electronic mail, upon confirmation of receipt of the transmission, to the address of the other party set forth below or to such other address as may be specified by notice given in accordance with this Section.

If to the Company: Legal Department, Luther Burbank Corporation, 1500 Rosecrans Avenue, Suite 300, Manhattan Beach, CA 90266; legal@lbsavings.com
If to Executive, the Executive’s last known address of record.

9.5
Severability. If any provision of the Agreement, or portion thereof, will be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability will attach to only such provision or portion thereof, and will not in any manner affect or render invalid or unenforceable any other provision of the Agreement or portion thereof, and the Agreement will be carried out as if such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any invalid or unenforceable provision or portion thereof will be deemed, without further action on the part of the parties, modified, amended or limited to the extent necessary to render the same valid and enforceable.

9.6
Indemnity. The Company will, to the fullest extent permitted by law, indemnify Executive with respect to, and hold Executive harmless from and against, all expenses (including reasonable attorneys’ fees), liabilities, judgments, penalties, fines and amounts paid in settlement reasonably incurred by Executive or on behalf of Executive in connection with such legal proceedings or any claim, issue or matter therein, for any breach of any representation, warranty or obligation hereunder by the Company or the Company’s gross negligence or intentionally tortious misconduct.

9.7
Waiver. No waiver by a party of a breach or default by the other party will be considered valid unless in writing signed by such waiving party, and no such waiver will be deemed a waiver of any subsequent breach or default of the same or any other nature.

9.8
Entire Agreement. The Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between the Company and Executive (including any prior employment or change-in-control agreements), whether written or oral, fully or partially performed, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement.

9.9
Amendment. No modification, change or amendment of the Agreement or of any of its provisions will be valid unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

9.10	Authority. The parties each represent and warrant that they have the power, authority and right to enter into the Agreement and carry out and perform the terms, covenants and conditions hereof.

9.11
Survival. The respective rights and obligations of the parties hereunder will survive any termination of the Agreement to the extent necessary for the intended preservation of such rights and obligations.

9.12	Counterparts. The Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

IN WITNESS THEREOF, the parties hereto have executed the Agreement as of November 30, 2018.
COMPANY
Luther Burbank Corporation
By: ___________________________
Name: ________________________
Title: _________________________

Executive
_______________________________